EXHIBIT 99.1

Hub Group, Inc. Reports Record First Quarter 2019 Results

Highlights of the quarter

  11% revenue growth
  40% increase in gross margin with growth in all four service lines
  115% increase in operating income
  Operating margin improved 180 basis points to 3.8%
  EBITDA increased 83% to $64.0 million
  Benefit from investment in Elevate technology transformation

OAK BROOK, Ill., April 30, 2019 (GLOBE NEWSWIRE) -- Hub Group, Inc. (NASDAQ:HUBG) announced first quarter 2019 net income of $23.9 million, or diluted earnings per share of $0.71. Income from continuing operations for the first quarter 2018 was $11.1 million, or $0.33 per diluted share.

Results of Continuing Operations

Revenue for the current quarter increased by 11% to $933.0 million compared with $837.3 million for the first quarter 2018 as a result of our success in providing multimodal solutions to our customers and the addition of the CaseStack business in December 2018.  Operating income for the current quarter increased 115% to $35.6 million versus $16.5 million for the first quarter 2018, primarily as a result of effective margin improvement initiatives, our focus on providing value-added customer solutions, continuing investments in technology and stringent cost control.  Operating margin expanded to 3.8% for the current quarter, as compared to 2.0% in the prior year quarter.

First quarter intermodal revenue increased 8% to $536.0 million due to price increases, partially offset by a 1% decline in volume. Transcon volume was up 1%, local west was down 1%, and local east was up 1%. Intermodal gross margin increased compared to the first quarter of 2018 primarily due to implementing our pricing strategy which improved network balance.

Truck brokerage revenue decreased 2% to $117.6 million in the first quarter of 2019 compared to the same quarter of last year.  Truck brokerage handled 20% more loads while fuel, price and mix combined were down 22% due primarily to the addition of CaseStack, which primarily handles LTL freight. Contractual truckload volume represented 85% of total truckload volume compared to 80% in the first quarter of 2018.   Truck brokerage gross margin increased compared to the first quarter of 2018 primarily due to the implementation of our new operating and procurement processes, pricing philosophy, compensation changes, and increased alignment with the sales organization, as well as the addition of CaseStack.

First quarter logistics revenue grew 25% to $203.3 million.  Revenue and gross margin expanded due to the addition of CaseStack, benefits from continuous improvements and cross selling to our customers and improved yield management.

Dedicated revenue increased 26% to $76.1 million compared to the same quarter in the prior year due to improved pricing and growth with new accounts which was offset by lost business.  Dedicated gross margin improved compared to the first quarter of 2018 due to implementation of our yield management processes and improved operational discipline.  We ended the quarter with approximately 1,400 tractors and 5,300 trailers for Dedicated.

Costs and expenses increased to $91.7 million in the first quarter of 2019 compared to $74.5 million in the first quarter of 2018 due primarily to costs and expenses of $12.6 million related to CaseStack (which includes $2.3 million of non-cash amortization expense), $2.5 million of higher compensation expense, and an increase of approximately $1.5 million in IT expense associated with our Elevate projects.  Costs and expenses include a total of $3.4 million of non-cash amortization expense related to CaseStack and Hub Group Dedicated and $0.6 million of compensation expense associated with restricted stock issued to CaseStack management in connection with the acquisition.

Results of Discontinued Operations

Income from discontinued operations related to the sale of our Mode segment for the first quarter 2018 was $5.1 million, or $0.15 per diluted share.

Cash Flow and Capitalization

Our capital expenditures for the first quarter 2019 totaled $17.1 million, primarily for containers, tractors and technology investments.  At March 31, 2019, we had cash and cash equivalents of $112 million.

2019 Outlook

We expect that our 2019 diluted earnings per share will range from $3.25 to $3.40. We estimate our quarterly costs and expenses will range from $96 million to $100 million.  We expect annual amortization expense associated with the CaseStack and Hub Group Dedicated acquisitions will be approximately $13.6 million and compensation expense related to restricted stock issued to CaseStack management in connection with the acquisition will be approximately $2.5 million in 2019. We project our effective tax rate for 2019 will range from 25% to 26%.

As our founder said, “Our greatest asset is our people.”  To accommodate the growth in our business, we will be embarking on the expansion of our headquarters campus in Oak Brook, IL, adding a second office building that will bring our total capacity to approximately 1,400 employees on the campus.  We purchased the land adjacent to our current headquarters in 2016 and will be breaking ground on the new building in the coming months.  The budget for the new building is $55 million, of which approximately $25 million will be spent in 2019.  As a result, we are revising our capital expenditure guidance for 2019 to range from $115 million to $125 million.

Non-GAAP Financial Measure

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide a reconciliation of the non-GAAP financial measure contained in this press release to the most directly comparable measure under GAAP, which is set forth in the attached table.

CONFERENCE CALL

Hub will hold a conference call at 5:00 p.m. Eastern Time on Tuesday, April 30, 2019 to discuss its first quarter 2019 results.

Hosting the conference call will be Dave Yeager, Chief Executive Officer.  Also participating on the call will be Don Maltby, Chief Operating Officer, Phil Yeager, Chief Commercial Officer and Terri Pizzuto, Chief Financial Officer.

This call is being webcast and can be accessed through the Investors link on Hub Group’s web site at www.hubgroup.com.  The webcast is listen-only.  Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please register at http://www.yourconferencecenter.com/r.aspx?p=1&a=URLJFcvkRhDaQu. Registrants will be issued a passcode and PIN to use when dialing into the live call which will provide quickest access to the conference.  You may register at any time, including up to and after the call start time.  On the day of the call, dial (888) 206-4064 approximately ten minutes prior to the scheduled call time; enter the participant passcode and PIN received during registration.   The call will be limited to 60 minutes, including questions and answers.

An audio replay will be available through the Investors link on the Company's Web site at www.hubgroup.com. This replay will be available for 30 days.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical, including statements about Hub Group's or management's earnings guidance, intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks, and should be viewed with caution. Forward-looking statements may contain words such as “expects”, “expected”, “believe”, “projected”, “estimate”, or similar words, and are based on management's experience and perception of historical trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Factors that could cause actual results to differ materially include intermodal costs and prices, the integration of any acquisitions and expenses relating thereto, the future performance of Hub’s Intermodal, Truck Brokerage, Dedicated and Logistics business lines, driver shortages, the amount and timing of strategic investments or divestitures by Hub, the failure to implement and integrate critical information technology systems, cyber security incidents, retail customers encountering adverse economic conditions and the factors listed from time to time in Hub Group's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended December 31, 2018.  Hub Group assumes no liability to update any such forward-looking statements.

SOURCE:  Hub Group, Inc.

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2019		2018
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$932,998	100.0%	$837,342	100.0%

Transportation costs	805,709	86.4%	746,303	89.1%
Gross margin	127,289	13.6%	91,039	10.9%

Costs and expenses:
Salaries and benefits	62,028	6.6%	52,304	6.3%
General and administrative	22,918	2.5%	18,437	2.2%
Depreciation and amortization	6,754	0.7%	3,763	0.4%
Total costs and expenses	91,700	9.8%	74,504	8.9%

Operating income	35,589	3.8%	16,535	2.0%

Other income (expense):
Interest expense	(3,056)	-0.3%	(2,103)	-0.3%
Interest and dividend income	373	0.0%	11	0.0%
Other, net	(40)	0.0%	(50)	0.0%
Total other expense	(2,723)	-0.3%	(2,142)	-0.3%

Income from continuing operations before income taxes	32,866	3.5%	14,393	1.7%

Provision for income taxes	8,972	0.9%	3,324	0.4%

Income from continuing operations	23,894	2.6%	11,069	1.3%

Income from discontinued operations, net of income taxes	-		5,098

Net income	$23,894		$16,167

Earnings per share from continuing operations
Basic	$0.71		$0.33
Diluted	$0.71		$0.33

Earnings per share from discontinued operations
Basic	$-		$0.15
Diluted	$-		$0.15

Earnings per share net income
Basic	$0.71		$0.48
Diluted	$0.71		$0.48

Basic weighted average number of shares outstanding	33,569		33,375
Diluted weighted average number of shares outstanding	33,585		33,478

HUB GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	March 31,	December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$112,402	$61,435
Accounts receivable trade, net	445,238	477,088
Other receivables	2,608	22,021
Prepaid taxes	169	616
Prepaid expenses and other current assets	14,974	27,533
TOTAL CURRENT ASSETS	575,391	588,693

Restricted investments	21,077	19,236
Property and equipment, net	663,337	681,859
Right-of-use assets - operating leases	30,787	-
Right-of-use assets - financing leases	7,601	-
Other intangibles, net	131,333	134,788
Goodwill, net	484,496	483,584
Other assets	17,290	16,738
TOTAL ASSETS	$1,931,312	$1,924,898

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable trade	$252,185	$272,859
Accounts payable other	17,191	10,906
Accrued payroll	27,801	55,535
Accrued other	78,486	82,900
Lease liability - operating leases	8,010	-
Lease liability - financing leases	2,988	2,845
Current portion of long term debt	100,227	101,713
TOTAL CURRENT LIABILITIES	486,888	526,758

Long term debt	215,233	229,071
Non-current liabilities	33,397	29,619
Lease liability - operating leases	24,469	-
Lease liability - financing leases	4,149	4,739
Deferred taxes	160,112	153,877

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 2,000,000 shares authorized;
no shares issued or outstanding in 2019 and 2018	-	-
Common stock
Class A: $.01 par value; 97,337,700 shares authorized and
41,224,792 shares issued in 2019 and 2018; 34,110,482 shares
outstanding in 2019 and 33,793,709 shares outstanding in 2018	412	412
Class B: $.01 par value; 662,300 shares authorized;
662,296 shares issued and outstanding in 2019 and 2018	7	7
Additional paid-in capital	163,340	172,220
Purchase price in excess of predecessor basis, net of tax
benefit of $10,306	(15,458)	(15,458)
Retained earnings	1,096,324	1,072,456
Accumulated other comprehensive loss	(175)	(182)
Treasury stock; at cost, 7,114,310 shares in 2019
and 7,431,083 shares in 2018	(237,386)	(248,621)
TOTAL STOCKHOLDERS' EQUITY	1,007,064	980,834
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,931,312	$1,924,898

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2019	2018

Cash flows from operating activities:
Net income	$23,894	$16,167
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	28,383	18,599
Deferred taxes	6,335	4,714
Compensation expense related to share-based compensation plans	4,933	3,501
Gain on sale of assets	(835)	(115)
Changes in operating assets and liabilities:
Restricted investments	(1,841)	916
Accounts receivable, net	32,906	11,643
Prepaid taxes	447	(47)
Prepaid expenses and other current assets	12,560	6,694
Other assets	(819)	1,866
Accounts payable	(14,389)	(19,465)
Accrued expenses	(30,123)	(10,913)
Non-current liabilities	1,982	(386)
Net cash provided by operating activities	63,433	33,174

Cash flows from investing activities:
Proceeds from sale of equipment	3,799	516
Purchases of property and equipment	(17,057)	(22,179)
Proceeds from the disposition of discontinued operations	19,439	-
Net cash provided by (used in) investing activities	6,181	(21,663)

Cash flows from financing activities:
Proceeds from issuance of debt	10,456	16,783
Repayments of long term debt	(25,780)	(34,300)
Stock tendered for payments of withholding taxes	(2,578)	(3,896)
Capital lease payments	(740)	(695)
Net cash used in financing activities	(18,642)	(22,108)

Effect of exchange rate changes on cash and cash equivalents	(5)	(30)

Net increase (decrease) in cash and cash equivalents	50,967	(10,627)
Cash and cash equivalents beginning of period	61,435	28,557
Cash and cash equivalents end of period	$112,402	$17,930

HUB GROUP, INC.
FINANCIAL INFORMATION BY BUSINESS LINE
(in thousands)
(unaudited)

	Three Months
	Ended March 31,
	2019	2018
Intermodal	$536,032	$494,452
Truck brokerage	117,587	120,018
Logistics	203,263	162,476
Dedicated	76,116	60,396
Total Revenue	$932,998	$837,342

HUB GROUP, INC.
UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA
(in thousands)
(unaudited)

	Three Months
	Ended, March 31,
			Change	Change
	2019	2018	$	%

Net income from continuing operations	$23,894	$11,069	$12,825	115.9%

Interest expense	3,056	2,103	953	45.3%

Interest and dividend income	(373)	(11)	(362)	3221.8%

Other income, net	40	50	(10)	-19.8%

Depreciation and amortization	28,383	18,358	10,025	54.6%

Provision for income taxes	8,972	3,324	5,648	169.9%

EBITDA	$63,972	$34,893	$29,079	83.3%

CONTACT: Maralee Volchko of Hub Group, Inc., +1-630-271-3745